Exhibit 11

                     SPACEHAB, INCORPORATED AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
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(in thousands,  except  share data)                                     Three Months                         Nine Months
                                                                      Ended March 31,                      Ended March 31,
                                                                  1999            1998               1999               1998
                                                          ----------------   ---------------    ---------------    ---------------
Net Income (loss) and Adjusted Earnings:
   Net income (loss) applicable to common
      Shareholders used for basic computations              $        (541)     $      4,891       $     (1,979)      $      4,964
                                                          ----------------   ---------------    ---------------    ---------------
   Dilution adjustments:
   Savings in convertible note payable interest
     Expense, net of tax                                              759               991              2,311                  -
                                                          ----------------   ---------------    ---------------    ---------------
      Adjusted net income applicable to
        Common shareholders assuming dilution               $         218      $      5,882       $        332       $      4,964
                                                          ================   ===============    ===============    ===============

Average number of shares of common stock
   used for basic computation                                  11,189,242        11,156,274         11,178,004         11,152,312
                                                          ----------------   ---------------    ---------------    ---------------
   Diluted adjustments (1):
      Weighted Average Shares and Share
       Equivalents Outstanding:
      Assumed exercise of options and warrants                    146,171           263,859            167,566            256,283
      Assumed conversion of convertible debt                    4,642,202         4,642,202          4,642,202                  -
                                                          ----------------   ---------------    ---------------    ---------------
Total number of shares assumed to be
   Outstanding assuming dilution                               15,978,615        16,062,335         15,987,772         11,407,595
                                                          ----------------   ---------------    ---------------    ---------------
Earnings (loss) Common Per Share:
Income (loss) per common share:                           ----------------   ---------------    ---------------    ---------------
   Basic                                                    $       (0.05)     $       0.44       $      (0.18)      $       0.45
                                                          ================   ===============    ===============    ===============
   Diluted (1):                                             $        0.01      $       0.37       $       0.02       $       0.44
                                                          ================   ===============    ===============    ===============



(1) The assumed exercise of options and warrants and the conversion of convertible debt is anti-dilutive for the three and nine month periods ended March 31, 1999 but are included in the calculation of dilutive earnings per share in accordance with Regulation S-K Item 601 (a)(11).
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